Exhibit 99.1

K•SWISS DECLARES SPECIAL CASH DIVIDEND AND REGULAR FOURTH

QUARTER 2008 CASH DIVIDEND

WESTLAKE VILLAGE, Ca. (November 12, 2008) – K•Swiss Inc. (NASDAQ/GS: KSWS) today announced that the Board of Directors has declared a special cash dividend of $2.00 per share, or approximately $70 million. The dividend is payable on December 24, 2008, to shareholders of record as of December 10, 2008.

Steven Nichols, Chairman of the Board and President, stated, “We have always strategically deployed our cash to provide strong long-term returns to our shareholders. Our cash continues to be reinvested in the company to further develop our products and the K•Swiss brand. It has also been used to acquire additional brands, such as our recent acquisition of Palladium, and to repurchase our shares. We are pleased to complement this ongoing strategy by returning a portion of the $290-plus million in cash on our September 30, 2008 balance sheet to shareholders with this special cash dividend.”

The Company also declared a quarterly cash dividend of $0.05 per share for the fourth quarter ending December 31, 2008. The dividend, which equates to an annualized rate of $0.20 per share, is payable on January 15, 2009, to shareholders of record as of December 31, 2008.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Royal Elastics brands. The Company also owns a controlling interest in French fashion footwear maker Palladium SAS.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy, non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy. A complete description of these factors, as well as others which could affect the Company’s business, is set forth in the Company’s periodic filings, including its Form 10-Q for the quarter ended September 30, 2008, which is currently on file with the SEC. “Backlog” as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

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